ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                              FAX: (617) 951-7050


                                                     November 28, 1990




The Baupost Fund
44 Brattle Street
Cambridge, Massachusetts  02238

Ladies and Gentlemen:

         We are furnishing this opinion in connection with the Registration Statement on Form N-1A filed under the Securities Act of 1933, as amended, by The Baupost Fund (the "Fund") for the registration of an indefinite number of shares of beneficial interest of the Fund (the "Shares").

         We have acted as counsel for the Fund since its organization. We are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem as necessary for the purpose of this opinion.

         We assume that upon sale of the Shares the Fund will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Fund is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold by the Fund, they will be validly issued, fully paid, and nonassessable by the Fund.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice


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ROPES & GRAY

The Baupost Fund
November 28, 1990
Page 2

of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of Fund property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to such Registration Statement and to the filing of this opinion as an exhibit to the Fund's Registration Statement on Form N-14.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray